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                                                                     EXHIBIT 5.1

                           APPLEBY, SPURLING & KEMPE
                            BARRISTERS & ATTORNEYS

             CEDAR HOUSE, 41 CEDAR AVENUE, HAMILTON HM 12, BERMUDA
                 MALL: PO BOX HM 1179, HAMILTON HM EX, BERMUDA
                           TELEPHONE + 441 295 2244
                       FAX: + 441 292 8666/441 295 5328

                                                                  YOUR REF:
                                                                        DRL/1b
                                                                  OUR  REF:

                                                                8 December 1997


ESG RE LIMITED
Skandia International House
16 Church Street
Hamilton HM 11
Bermuda

Dear Sirs:

Re: ESG Re Limited (the "Company")
----------------------------------

We have acted as special Bermuda counsel to the Company with respect to the Registration Statement, as filed with the Securities and Exchange Commission on November 17, 1997, on Form S-1 (Registration No. 333-40341), and all amendments thereto (collectively, the "Registration Statement") under the Securities Act of 1933 of the United States of America, as amended (the "Act"), and the Rules and Regulations promulgated thereunder (the "Rules").

We have examined copies of the following documents:-

i)   the Registration Statement;

ii) the form of Underwriting Agreement exhibited as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement");

iii) certified copies of the Memorandum of Association and Bye-laws of the Company;

iv) certified copies of the Minutes of the meeting of the Board of Directors of the Company held on 3 December 1997 (the "Resolutions") approving, inter alia, the Underwriting Agreement and the Registration Statement.

We have also relied upon our searches of documents of public record maintained by the Registrar of Companies in Bermuda and of the Cause Book of the Supreme Court of Bermuda in respect of the Company and each Bermuda Subsidiary, in each case made on 3 December 1997,
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                           APPLEBY, SPURLING & KEMPE

(collectively, the "Searches").

We have assumed:

i) the genuineness of all signatures on the documents which we have examined:

ii) the capacity of, and power and authority of each of the parties to the Underwriting Agreement, other than the Company, to execute and deliver the Underwriting Agreement and to enter into and perform their respective obligations thereunder, and the due execution and delivery thereof by all parties, other than the Company;

iii) that the Underwriting Agreement is legal, valid, binding and enforceable in accordance with its terms under the laws of the State of New York, by which it is expressed to be governed;

iv) the conformity to original documents of all document produced to us as copies, and the authenticity of all original documents which or copies of which have been submitted to us;

v) the due execution and delivery of the Underwriting Agreement by each of the parties substantially in the form of the drafts we have reviewed for the purpose of the opinion without alteration which is material to this opinion;

vi) the truth, accuracy and completeness as of the date hereof of all recitals, warranties and representations as to factual matters made in all documents, including official public records, which we have relied upon for the purpose of rendering this opinion;

vii) that there are no provisions of the laws of any jurisdiction, other than Bermuda, which would have any implication in relation to any of the opinions expressed herein;

viii) and that the information disclosed by the Searches was complete and accurate at the time the Searches were effected and has not been materially altered and that the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public file at the time of the Searches; and

ix) that the truth, accuracy and completeness of all representations and warranties as to factual matters made in the Resolutions, that the Resolutions are a full and accurate record of resolutions duly executed by the Directors, and that the Resolutions have not been amended or rescinded and are in full force and effect.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda, nor do we express any opinion in relation to any company other than the Company. This opinion is to be governed by and construed in accordance with the laws of Bermuda.

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                           APPLEBY, SPURLING & KEMPE


Based upon and subject to the foregoing, and subject to the reservations set out below and any matters not disclosed to us, we are of the opinion that the Shares, when issued, delivered and paid for as contemplated in the Registration Statement and the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable. The term "non-assessable" is not a term of art in Bermuda; however, for the purposes of this opinion non-assessable means that all calls in regard of capital monies which may be made in respect of the Shares (as contemplated in the Registration Statement) have been made, and have been satisfied.

Our reservations are as follows: -

A) We express no opinion as to any law other than Bermuda law in force at the date hereof, and none of the opinions expressed herein relates to compliance with, or matters governed by, the laws of any jurisdiction except Bermuda.

B) Where an obligation is to be performed in a jurisdiction other than Bermuda, a Bermuda Court may decline to enforce it to the extent that such performance would be illegal or contrary to public policy under the laws of such other jurisdiction.

C) Any provision providing that certain calculations or certificates or opinions will be conclusive and binding will not be effective if such calculations, certificates or opinions are fraudulent or erroneous on their face, and will not necessarily prevent inquiry into the merits of any claim by an aggrieved party.

D) We express no opinion as to the availability of equitable remedies, such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda, such as the award of costs, or question related to jurisdiction. Further, we express no opinion as to the validity or binding effect in Bermuda of any waiver of or obligation to waive any provision of law (whether substantive or procedural) or any right or remedy arising through circumstances not known at the time of entering into the Underwriting Agreement.

This opinion is issued on the basis that it will be construed in accordance with provisions of Bermuda law and will not give rise to any action in any jurisdiction other than Bermuda. This opinion is issued in connection with and solely for the purpose of the transactions contemplated by the Underwriting Agreement and the Registration Statement. This opinion is being delivered to the addresses and their respective legal counsel, who may rely on it for the purposes of their opinions to be given to the addressees.

We hereby specifically consent to the use of this opinion as an Exhibit to the Registraton Statement and to the use of our name under heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby


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                           APPLEBY, SPURLING & KEMPE



admit that we come within the category of persons whose consent is required by the Act or the Rules.

Yours faithfully,


/s/ APPLEBY, SPURLING & KEMPE
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APPLEBY, SPURLING & KEMPE


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